ERNT & YOUNG       725 South Figueroa Street               Phone: (213) 977-3200
                   Los Angeles, California 90017-5418





               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Service Providers" in Post-Effective Amendment No. 142 under the Securities Act of 1933 and Amendment No. 143 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of Professionally Managed Portfolios and to the incorporation by reference therein of our report dated May 13, 2002, with respect to the financial statements and financial highlights of The Osterweis Fund, included in the Annual Report for the year ended March 31, 2002, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Los Angeles, California
August 19, 2002